UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 16)1

NACCO Industries, Inc.
(Name of Issuer)
Class A Common Stock, par value $1.00 per share
(Title of Class of Securities)
629579 1 03
(CUSIP Number)
Alfred M. Rankin, Jr.
5875 Landerbrook Drive
Cleveland, Ohio 44124-4017
(216) 449-9600
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
February 2009
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	629579 10 3	Schedule 13D/A	Page	2	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Alfred M. Rankin, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		149,844

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		628,785

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		149,844

WITH	10	SHARED DISPOSITIVE POWER

		628,785

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	778,629

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	11.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	3	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Thomas T. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		52,621

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		455,018

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		52,621

WITH	10	SHARED DISPOSITIVE POWER

		455,018

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	507,639

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.6%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	4	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Claiborne R. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		29,023

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		469,045

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		29,023

WITH	10	SHARED DISPOSITIVE POWER

		469,045

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	498,068

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.5%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 03	Schedule 13D/A	Page	5	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Roger F. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		75,210

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		451,559

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		75,210

WITH	10	SHARED DISPOSITIVE POWER

		451,559

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	526,769

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 03	Schedule 13D/A	Page	6	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Bruce T. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		323

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		323

WITH	10	SHARED DISPOSITIVE POWER

		443,567

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	443,890

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	6.6%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	7	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	John C. Butler, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		15,371

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		38,922

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		15,371

WITH	10	SHARED DISPOSITIVE POWER

		377,217

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	392,588

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	8	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Matthew M. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		500

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,279

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		500

WITH	10	SHARED DISPOSITIVE POWER

		347,574

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	348,074

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	9	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	James T. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		15,243

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,051

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		15,243

WITH	10	SHARED DISPOSITIVE POWER

		339,346

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	354,589

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.3%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	10	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Alison A. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		7,992

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		75,210

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,992

WITH	10	SHARED DISPOSITIVE POWER

		518,777

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	526,769

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	11	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Victoire G. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		20,766

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		314,296

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		20,766

WITH	10	SHARED DISPOSITIVE POWER

		757,863

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	778,629

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	11.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	12	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Corbin K. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		3,382

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		60,690

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,382

WITH	10	SHARED DISPOSITIVE POWER

		504,257

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	507,639

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.6%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	13	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Chloe O. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		4,543

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		49,958

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		4,543

WITH	10	SHARED DISPOSITIVE POWER

		493,525

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	498,068

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	7.5%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	14	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	David B. Williams

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		1,857

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		41,261

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,857

WITH	10	SHARED DISPOSITIVE POWER

		379,556

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	381,413

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	15	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Clara Rankin Williams

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		2,339

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		40,779

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,339

WITH	10	SHARED DISPOSITIVE POWER

		379,074

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	381,413

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.7%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	16	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Scott Seelbach

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		482

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,121

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		482

WITH	10	SHARED DISPOSITIVE POWER

		349,416

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	349,898

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN

CUSIP No.	629579 10 3	Schedule 13D/A	Page	17	of	32	Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Elizabeth B. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		482

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		9,297

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		482

WITH	10	SHARED DISPOSITIVE POWER

		347,592

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	348,074

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	18	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Claiborne R. Rankin, Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,287

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		343,582

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	343,582

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.1%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	19	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Helen R. Butler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		54,293

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		392,588

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	392,588

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.9%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	20	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Julia L. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		0

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,332

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10	SHARED DISPOSITIVE POWER

		343,627

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	343,627

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.1%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	21	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Thomas Parker Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		3,882

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,882

WITH	10	SHARED DISPOSITIVE POWER

		338,295

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	342,177

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.1%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	22	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Lynne T. Rankin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		323

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		15,971

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		323

WITH	10	SHARED DISPOSITIVE POWER

		354,266

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	354,589

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.3%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	23	of	32	Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
	Chloe R. Seelbach

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	SOURCE OF FUNDS*

	OO — See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

	USA

	7	SOLE VOTING POWER

NUMBER OF		805

SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,798

EACH	9	SOLE DISPOSITIVE POWER
REPORTING
PERSON		805

WITH	10	SHARED DISPOSITIVE POWER

		349,093

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	349,898

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.2%

14	TYPE OF REPORTING PERSON*

	IN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.	629579 10 3	Schedule 13D/A	Page	24	of	32	Pages
     This Amendment No. 16 to Schedule 13D (this “Amendment No. 16”) is hereby filed to update and supplement certain information with respect to the shares of Class A Common Stock (the “Class A Common”) of NACCO Industries, Inc. (the “Company”) held by Rankin Associates II, L.P., a Delaware limited partnership (the “Partnership”) that appeared in the Schedule 13D on February 18, 1998 (the “Initial Filing”), as amended on March 30, 1998 (the “Amendment No. 1”), as amended on April 20, 1998 (the “Amendment No. 2”), as amended on January 11, 1999 (the “Amendment No. 3”), as amended on May 28, 1999 (the “Amendment No. 4”), as amended on November 13, 2000 (the “Amendment No. 5”), as amended on February 14, 2001 (the “Amendment No. 6”), as amended on January 10, 2002 (the “Amendment No. 7”), as amended on October 31, 2002 (the “Amendment No. 8”), as amended on January 9, 2003 (the “Amendment No. 9”), as amended on April 28, 2003 (the “Amendment No. 10”), as amended on February 17, 2004 (the “Amendment No. 11”), as amended on February 15, 2005 (the “Amendment No. 12”), as amended on February 14, 2006 (the “Amendment No. 13”), as amended on February 14, 2007 (the “Amendment No. 14”) and as amended on February 14, 2008 (the “Amendment No. 15”) (collectively, the “Filings”). This Amendment No. 16 (a) updates certain information with respect to certain Reporting Persons under the Filings and (b) reflects the acquisitions and/or dispositions of shares of Class A Common by certain Reporting Persons. Capitalized terms used herein but not defined herein have the meanings assigned to them in the Filings.
Item 2. Identity and Background.
     (a) — (c) Item 2 of the Filings is hereby amended as follows:
     The statements under the heading Claiborne R. Rankin, Jr., which appear in the Filings, are hereby deleted and replaced in their entirety by the following:
     Claiborne R. Rankin, Jr. Mr. Rankin’s address is 600 W. Drummond, Unit 308, Chicago, Illinois 60614. He is in commercial real estate sales and leasing with Iron Real Estate, LLC.
     The following New Reporting Persons shall be added:
     Lynne T. Rankin. Mrs. Rankin’s address is 1940 Greystone Road, Atlanta, Georgia 30314. She is a Senior Designer with Ferry, Hayes & Allen Designers, Inc.
     Chloe R. Seelbach. Mrs. Seelbach’s address is 2249 Woodmere Drive, Cleveland Heights, Ohio 44106. She is not employed.
Item 5. Interest in Securities of the Issuer.
     (a) — (b) The first paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings is hereby deleted and replaced in its entirety by the following:
     Pursuant to the Act and the regulations thereunder, the Reporting Persons may be deemed as a group to beneficially own 338,295 shares of Class A Common, the aggregate number of shares of Class A Common which are held by the Partnership, representing approximately 5.1% of the outstanding Class A Common as of December 31, 2008.
     The sixth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Alfred M. Rankin, Jr. is hereby deleted and replaced in its entirety by the following:
          Alfred M. Rankin, Jr. Mr. Rankin (a) shares with National City Bank, a national banking association (“NCB”), the power to vote and dispose of 2,000 shares of Class A Common pursuant to an agreement with his mother (Clara L.T. Rankin), creating a charitable trust for 20 years and then for the benefit of her grandchildren; (b) shares with his mother the power to vote and dispose of 28,000 shares of Class A Common pursuant to an agreement with his mother, creating a trust for the benefit of her grandchildren; (c) shares with NCB the power to vote and dispose of 26,608 shares of Class A Common held by the A.M. Rankin Sr. GST Trusts for the benefit of

CUSIP No.	629579 10 3	Schedule 13D/A	Page	25	of	32	Pages
Alfred M. Rankin, Sr.’s grandchildren; (d) shares with his daughter (Helen R. Butler) the power to vote and dispose of 38,922 shares of Class A Common held in trust for the benefit of that daughter; (e) shares with another daughter (Clara R. Williams) the power to vote and dispose of 38,922 shares of Class A Common held in trust for the benefit of that daughter; (f) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; (g) shares with the other partners of Rankin IV the power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV; (h) has the sole power to vote and dispose of 134,630 shares of Class A Common under the Alfred Rankin Trust, with himself as trustee and for his benefit; (i) shares with NCB the power to vote and dispose of 30,000 shares of Class A Common held in a revocable trust for the benefit of his mother; (j) has the sole power to vote and dispose of 14,000 shares of Class A Common held in an individual retirement account; (k) is deemed to share with his spouse (Victoire Rankin) the power to vote and dispose of 20,766 shares of Class A Common owned by his spouse; and (l) has the sole power to vote and dispose of 1,214 shares of Class A Common held in the Clara L.T. Rankin Qualified Annuity Interest Trust 2009A as trustee of such trust. Collectively, the 778,629 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 11.7% of the Class A Common outstanding as of December 31, 2008.
     The seventh paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Thomas T. Rankin is hereby deleted and replaced in its entirety by the following:
          Thomas T. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 52,621 shares of Class A Common under the Thomas Rankin Trust; (b) is deemed to share with his spouse (Corbin K. Rankin) the power to vote and to dispose of 3,382 shares of Class A Common owned by his spouse; (c) shares as a co-trustee with his son (Matthew M. Rankin) of a trust for the benefit of his son the power to vote and dispose of 8,069 shares of Class A Common; (d) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; and (e) shares with the other partners of Rankin IV the power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 507,639 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 7.6% of the Class A Common outstanding as of December 31, 2008.
     The eighth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Claiborne R. Rankin is hereby deleted and replaced in its entirety by the following:
          Claiborne R. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 29,023 shares of Class A Common under the Claiborne Rankin Trust; (b) is deemed to share, as trustee, the power to vote and dispose of 5,287 shares of Class A Common held in trust for the benefit of his son (Claiborne R. Rankin, Jr.); (c) is deemed to share, as trustee, the power to vote and dispose of 5,332 shares of Class A Common held in trust for the benefit of his daughter (Julia L. Rankin); (d) is deemed to share, as trustee, the power to vote and dispose of 10,316 shares of Class A Common held in trust for the benefit of his other daughter (Chloe R. Seelbach); (e) is deemed to share with his spouse (Chloe O. Rankin) the power to vote and dispose of 4,543 shares of Class A Common owned by his spouse; (f) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; and (g) shares with the other partners of Rankin IV the power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 498,068 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 7.5% of the Class A Common outstanding as of December 31, 2008.
     The ninth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Roger F. Rankin is hereby deleted and replaced in its entirety by the following:
          Roger F. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 75,210 shares of Class A Common under the Roger F. Rankin Trust; (b) is deemed to share with his spouse (Alison A. Rankin) the power to vote and dispose of 3,498 shares of Class A Common held in trust for his daughter (A. Farnham Rankin), and 1,611 shares of Class A Common held in trust for another daughter (Elizabeth M. Rankin) for which his spouse is trustee; (c) is deemed to share with his spouse the power to vote and dispose of 2,883 shares of Class A Common owned by his

CUSIP No.	629579 10 3	Schedule 13D/A	Page	26	of	32	Pages
spouse; (d) shares with Rankin Management, Inc. and the other Reporting Persons the power to vote and dispose of 338,295 shares of Class A Common held by the Partnership; and (e) shares with the other partners of Rankin IV the power to vote and dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 526,769 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 7.9% of the Class A Common outstanding as of December 31, 2008.
     The tenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Bruce T. Rankin is hereby deleted and replaced in its entirety by the following:
          Bruce T. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 323 shares of Class A Common held in a trust for his benefit of which he is trustee; (b) shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; and (c) shares with the other partners of Rankin IV the power to dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 443,890 shares of Class A Common held by Mr. Rankin constitute approximately 6.6% of the Class A Common outstanding as of December 31, 2008.
     The eleventh paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by John C. Butler, Jr. is hereby deleted and replaced in its entirety by the following:
          John C. Butler, Jr. Mr. Butler (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 15,371 shares of Class A Common held by Mr. Butler, including (i) 8,702 shares of Class A Common held in a revocable trust for the benefit of Mr. Butler, (ii) 2,800 shares of Class A Common held in his individual retirement account, (iii) as trustee, 2,012 shares of Class A Common held in a trust for the benefit of his minor daughter (Clara R. Butler) and (iv) as trustee, 1,857 shares of Class A Common held in a trust for the benefit of his minor son (Griffith B. Butler); and (c) is deemed to share with his spouse (Helen R. Butler) the power to vote and dispose of 38,922 shares of Class A Common beneficially owned by his spouse. Collectively, the 392,588 shares of Class A Common beneficially owned by Mr. Butler constitute approximately 5.9% of the Class A Common outstanding as of December 31, 2008.
     The twelfth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Matthew M. Rankin is hereby deleted and replaced in its entirety by the following:
          Matthew M. Rankin. Mr. Rankin (a) has sole power to vote and dispose of 500 shares of Class A Common; (b) as a co-trustee, Mr. Rankin shares with his father (Thomas T. Rankin) the power to vote and dispose of 8,069 shares of Class A Common held in a trust for the benefit of Mr. Rankin; (c) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (d) is deemed to share with his spouse (Elizabeth B. Rankin) the power to vote and dispose of 482 shares of Class A Common owned by his spouse; (e) as a co-trustee, Mr. Rankin shares with his brother (James T. Rankin) the power to vote and dispose of 405 shares of Class A Common held in a trust for the benefit of his daughter (Mary M. Rankin); and (f) as a co-trustee, Mr. Rankin shares with his brother (James T. Rankin) the power to vote and dispose of 323 shares of Class A Common held in a trust for the benefit of his son (William A. Rankin). Collectively, the 348,074 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2008.
     The thirteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of James T. Rankin is hereby deleted and replaced in its entirety by the following:
          James T. Rankin. Mr. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 15,243 shares of Class A Common; (c) is deemed to share with his spouse (Lynne T. Rankin) the power to vote and dispose of 323 shares of Class A

CUSIP No.	629579 10 3	Schedule 13D/A	Page	27	of	32	Pages
Common owned by his spouse; (d) as a co-trustee, Mr. Rankin shares with his brother (Matthew M. Rankin) the power to vote and dispose of 405 shares of Class A Common held in a trust for the benefit of his niece (Mary M. Rankin); and (e) as a co-trustee, Mr. Rankin shares with his brother (Matthew M. Rankin) the power to vote and dispose of 323 shares of Class A Common held in a trust for the benefit of his nephew (William A. Rankin). Collectively, the 354,589 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.3% of the Class A Common outstanding as of December 31, 2008.
     The fourteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Alison A. Rankin is hereby deleted and replaced in its entirety by the following:
          Alison A. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 2,883 shares of Class A Common; (c) is deemed to share with her spouse (Roger F. Rankin) the power to vote and dispose of 75,210 shares of Class A Common owned by a revocable trust for the benefit of her spouse; (d) has the sole power to vote and to dispose of 3,498 shares of Class A Common held in trust for a daughter (A. Farnham Rankin) and 1,611 shares of Class A Common held in trust for another daughter (Elizabeth M. Rankin), as trustee under both trusts; and (e) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 526,769 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 7.9% of the Class A Common outstanding as of December 31, 2008.
     The fifteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Victoire G. Rankin is hereby deleted and replaced in its entirety by the following:
          Victoire G. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has the sole power to vote and dispose of 20,766 shares of Class A Common held in a trust created under the Agreement, dated September 28, 2000, creating a trust for the benefit of Mrs. Rankin; (c) is deemed to share with her spouse (Alfred M. Rankin, Jr.) the power to vote and dispose of 2,000 shares of Class A Common held by a charitable trust for 20 years and then for the benefit of the grandchildren of Clara L.T. Rankin because her spouse is a co-trustee of such trust; (d) is deemed to share with her spouse the power to vote and dispose of 28,000 shares of Class A Common owned by a trust created for the benefit of the grandchildren of Clara L.T. Rankin because her spouse is trustee of such trust; (e) is deemed to share with her spouse the power to vote and dispose of 26,608 shares of Class A Common held in trusts created for the benefit of the grandchildren of Alfred M. Rankin, Sr. because her spouse is a co-trustee of such trusts; (f) is deemed to share with her spouse the power to vote and dispose of 38,922 shares of Class A Common owned by a trust created for the benefit of her daughter (Helen R. Butler) because her spouse is trustee of such trust; (g) is deemed to share with her spouse the power to vote and dispose of 38,922 shares of Class A Common held in trust for the benefit of another daughter (Clara R. Williams) because her spouse is trustee of such trust; (h) is deemed to share with her spouse the power to vote and dispose of 134,630 shares of Class A Common owned by a revocable trust for the benefit of her spouse; (i) is deemed to share with her spouse the power to vote and dispose of an additional 14,000 shares of Class A Common held by her spouse in an individual retirement account; (j) is deemed to share with her spouse the power to vote and dispose of 30,000 shares of Class A Common held in trust for the benefit of Clara L.T. Rankin because her spouse is a co-trustee of such trust; (k) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV; and (l) is deemed to share with her spouse the power to vote and dispose of 1,214 shares of Class A Common held in the Clara L.T. Rankin Qualified Annuity Trust 2009A because her spouse is the trustee of such trust. Collectively, the 778,629 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 11.7% of the Class A Common outstanding as of December 31, 2008.
     The sixteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Corbin K. Rankin is hereby deleted and replaced in its entirety by the following:

CUSIP No.	629579 10 3	Schedule 13D/A	Page	28	of	32	Pages
          Corbin K. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 3,382 shares of Class A Common held by Mrs. Rankin; (c) is deemed to share with her spouse (Thomas T. Rankin) the power to vote and dispose of 52,621 shares of Class A Common owned by a revocable trust for the benefit of her spouse; (d) is deemed to share with her spouse the power to vote and dispose of 8,069 shares of Class A Common held by her spouse as a co-trustee of a trust for the benefit of her son (Matthew M. Rankin); and (e) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 507,639 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 7.6% of the Class A Common outstanding as of December 31, 2008.
     The seventeenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Chloe O. Rankin is hereby deleted and replaced in its entirety by the following:
          Chloe O. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share with her spouse (Claiborne R. Rankin) the power to vote and dispose of 29,023 shares of Class A Common held by a revocable trust created for the benefit of her spouse; (c) is deemed to share with her spouse the power to vote and dispose of 5,287 shares of Class A Common owned by a trust created for the benefit of her son (Claiborne R. Rankin, Jr.) because her spouse is trustee of such trust; (d) is deemed to share with her spouse the power to vote and dispose of 5,332 shares of Class A Common held in a trust for the benefit of her daughter (Julia L. Rankin) because her spouse is trustee of such trust; (e) is deemed to share with her spouse the power to vote and dispose of 10,316 shares of Class A Common owned by a trust created for the benefit of her daughter (Chloe R. Seelbach) because her spouse is trustee of such trust; (f) has the sole power to vote and dispose of 4,543 shares of Class A Common held in a trust created under the Agreement, dated June 1, 1995, creating a trust for the benefit of Mrs. Rankin; and (g) is deemed to share with her spouse the power to dispose of 105,272 shares of Class A Common held by Rankin IV. Collectively, the 498,068 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 7.5% of the Class A Common outstanding as of December 31, 2008.
     The eighteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by David B. Williams is hereby deleted and replaced in its entirety by the following:
          David B. Williams. Mr. Williams (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 1,857 shares of Class A Common held by Mr. Williams; (c) is deemed to share with his spouse (Clara R. Williams) the power to vote and dispose of 38,922 shares of Class A Common beneficially owned by his spouse; (d) is deemed to share with his spouse the power to vote and dispose of 1,857 shares of Class A Common held by his spouse as custodian for their minor daughter (Margo J. V. Williams); and (e) is deemed to share with his spouse the power to vote and dispose of 482 shares of Class A Common held by his spouse as custodian for their minor daughter (Helen C. Williams). Collectively, the 381,413 shares of Class A Common beneficially owned by Mr. Williams constitute approximately 5.7% of the Class A Common outstanding as of December 31, 2008.
     The nineteenth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Clara Rankin Williams is hereby deleted and replaced in its entirety by the following:
          Clara Rankin Williams. Mrs. Williams (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share with her father (Alfred M. Rankin, Jr.) the power to vote and dispose of 38,922 shares of Class A Common held by a revocable trust created for her benefit and for which her

CUSIP No.	629579 10 3	Schedule 13D/A	Page	29	of	32	Pages
father is the trustee; (c) has sole power to vote and dispose of 1,857 shares of Class A Common held by Mrs. Williams, as custodian for her minor daughter (Margo J. V. Williams); (d) has sole power to vote and dispose of 482 shares of Class A Common held by Mrs. Williams, as custodian for her minor daughter (Helen C. Williams); and (e) is deemed to share the power to vote and dispose of 1,857 shares of Class A Common owned by her spouse (David B. Williams). Collectively, the 381,413 shares of Class A Common beneficially owned by Mrs. Williams constitute approximately 5.7% of the Class A Common outstanding as of December 31, 2008.
     The twentieth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Scott Seelbach is hereby deleted and replaced in its entirety by the following:
          Scott Seelbach. Mr. Seelbach (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share the power to vote and dispose of 10,316 shares of Class A Common held in trust for the benefit of his spouse (Chloe E. Seelbach); (c) is deemed to share with his spouse the power to vote and dispose of 482 shares of Class A Common held by his spouse as trustee of a trust for the benefit of their minor daughter (Taplin E. Seelbach); (d) has sole power to vote and dispose of 482 shares of Class A Common; and (e) is deemed to share with his spouse the power to vote and dispose of 323 shares of Class A Common held by his spouse as trustee of a trust for the benefit of their minor daughter (Isabelle S. Seelbach). Collectively, the 349,898 shares of Class A Common beneficially owned by Mr. Seelbach constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2008.
     The twenty-second paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Elizabeth B. Rankin is hereby deleted and replaced in its entirety by the following:
          Elizabeth B. Rankin. Mrs. Rankin (a) has sole power to vote and dispose of 482 shares of Class A Common; (b) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (c) is deemed to share with her spouse (Matthew M. Rankin) the power to vote and dispose of 8,069 shares of Class A Common held in a trust for the benefit of her spouse, for which her spouse is a co-trustee; (d) is deemed to share with her spouse the power to vote and dispose of 500 shares of Class A Common owned by her spouse; (e) is deemed to share with her spouse the power to vote and dispose of 405 shares of Class A Common held by her spouse as a co-trustee of a trust for the benefit of her daughter (Mary M. Rankin); and (f) is deemed to share with her spouse the power to vote and dispose of 323 shares of Class A Common held by her spouse as a co-trustee of a trust for the benefit of her son (William A. Rankin). Collectively, the 348,074 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2008.
     The twenty-third paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Claiborne R. Rankin, Jr. is hereby deleted and replaced in its entirety by the following:
          Claiborne R. Rankin, Jr. Mr. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; and (b) shares the power to vote and dispose of 5,287 shares of Class A Common held in a trust created under the Agreement, dated August 25, 2000, for his benefit with his father (Claiborne R. Rankin) as trustee. Collectively, the 343,582 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.1% of the Class A Common outstanding as of December 31, 2008.
     The twenty-fourth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Helen R. Butler is hereby deleted and replaced in its entirety by the following:

CUSIP No.	629579 10 3	Schedule 13D/A	Page	30	of	32	Pages
          Helen R. Butler. Mrs. Butler (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) is deemed to share with her spouse (John C. Butler) the power to vote and dispose of 15,371 shares of Class A Common held by Mr. Butler, including (i) 8,702 shares of Class A Common held in a revocable trust for the benefit of Mr. Butler, (ii) 2,800 shares of Class A Common held in her spouse’s individual retirement account, (iii) 2,012 shares of Class A Common held in a trust for the benefit of his minor daughter (Clara R. Butler) for which her spouse is trustee, and (iv) 1,857 shares of Class A Common held in a trust for the benefit of her minor son (Griffith B. Butler) for which her spouse is trustee; and (c) is deemed to share with her father (Alfred M. Rankin, Jr.) the power to vote and dispose of 38,922 shares of Class A Common held by a revocable trust, created for her benefit and for which her father is the trustee. Collectively, the 392,588 shares of Class A Common beneficially owned by Mrs. Butler constitute approximately 5.9% of the Class A Common outstanding as of December 31, 2008.
     The twenty-fifth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Julia L. Rankin is hereby deleted and replaced in its entirety by the following:
          Julia L. Rankin. Ms. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; and (b) shares the power to vote and dispose of 5,332 shares of Class A Common held in a trust for her benefit with her father (Claiborne R. Rankin), as trustee. Collectively, the 343,627 shares of Class A Common beneficially owned by Ms. Rankin constitute approximately 5.1% of the Class A Common outstanding as of December 31, 2008.
     The twenty-sixth paragraph under the heading “Item 5. Interest in Securities of the Issuer” in the Filings reporting the beneficial ownership of Class A Common by Thomas Parker Rankin is hereby deleted and replaced in its entirety by the following:
          Thomas Parker Rankin. Mr. Rankin (a) shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership, and (b) has sole power to vote and dispose of 3,882 shares of Class A Common held by Mr. Rankin. Collectively, the 342,177 shares of Class A Common beneficially owned by Mr. Rankin constitute approximately 5.1% of the Class A Common outstanding as of December 31, 2008.
     Following the entry for Thomas Parker Rankin, under the heading “Item 5. Interest in Securities of the Issuer,” which appears in the Filings, insert the following information with respect to New Reporting Persons:
          Lynne T. Rankin. Mrs. Rankin (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) has sole power to vote and dispose of 323 shares of Class A Common; (c) is deemed to share with her spouse (James T. Rankin) the power to vote and dispose of 15,243 shares of Class A Common owned by her spouse; (d) is deemed to share with her spouse the power to vote and dispose of 405 shares of Class A Common held by her spouse as a co-trustee of a trust for the benefit of her niece (Mary M. Rankin); and (e) is deemed to share with her spouse the power to vote and dispose of 323 shares of Class A Common held by her spouse as a co-trustee of a trust for the benefit of her nephew (William A. Rankin). Collectively, the 354,589 shares of Class A Common beneficially owned by Mrs. Rankin constitute approximately 5.3% of the Class A Common outstanding as of December 31, 2008.
          Chloe R. Seelbach. Mrs. Seelbach (a) by virtue of the Partnership Interests received as gifts, shares with Rankin Management, Inc. and the other Reporting Persons the power to dispose of 338,295 shares of Class A Common held by the Partnership; (b) shares the power to vote and dispose of 10,316 shares of Class A Common held in a trust for her benefit with her father (Claiborne R. Rankin), as trustee; (c) is deemed to share with her spouse (Scott Seelbach) the power to vote and dispose of 482 shares of Class A Common owned by her spouse; (d) has sole power to vote and dispose of 482 shares of Class A Common held in a trust for the benefit of her minor daughter (Taplin E. Seelbach); and (e) has sole power to vote and dispose of 323 shares of Class A Common held in

CUSIP No.	629579 10 3	Schedule 13D/A	Page	31	of	32	Pages
a trust for the benefit of her minor daughter (Isabelle S. Seelbach). Collectively, the 349,898 shares of Class A Common beneficially owned by Mrs. Seelbach constitute approximately 5.2% of the Class A Common outstanding as of December 31, 2008.
[Signatures begin on the following page.]

CUSIP No.	629579 10 3	Schedule 13D/A	Page	32	of	32	Pages
SIGNATURES
     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.
Dated: February 13, 2009

RANKIN ASSOCIATES II, L.P.
By:	Rankin Management, Inc., its Managing Partner

By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr., President

RANKIN MANAGEMENT, INC.
By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr., President

REPORTING PERSONS Name: Rankin Management, Inc.
By:	/s/ Alfred M. Rankin, Jr.
Alfred M. Rankin, Jr., President, on behalf of himself,
and as:
Attorney-in-Fact for Clara L. T. Rankin*
Attorney-in-Fact for Victoire G. Rankin*
Attorney-in-Fact for Helen R. Butler*
Attorney-in-Fact for Clara L. T. Rankin Williams*
Attorney-in-Fact for Thomas T. Rankin*
Attorney-in-Fact for Matthew M. Rankin*
Attorney-in-Fact for Claiborne R. Rankin*
Attorney-in-Fact for Chloe O. Rankin*
Attorney-in-Fact for Roger F. Rankin*
Attorney-in-Fact for Bruce T. Rankin*
Attorney-in-Fact for Alison A. Rankin*
Attorney-in-Fact for Corbin K. Rankin*
Attorney-in-Fact for John C. Butler, Jr.*
Attorney-in-Fact for James T. Rankin*
Attorney-in-Fact for Claiborne R. Rankin, Jr.*
Attorney-in-Fact for David B. Williams*
Attorney-in-Fact for Scott W. Seelbach*
Attorney-in-Fact for Elizabeth B. Rankin*
Attorney-in-Fact for Thomas P. Rankin*
Attorney-in-Fact for Claiborne R. Rankin, Jr.*
Attorney-in-Fact for Julia L. Rankin*
Attorney-in-Fact for Lynne T. Rankin*
Attorney-in-Fact for Chloe R. Seelbach*

*	The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in Exhibit 2, at page 16, and Exhibit 4, at pages 25 and 26 of the Schedule 13D, filed February 18, 1998.